Filed Pursuant to Rule 433
Registration No. 333-180728

Wells Fargo & Company Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the S&P 500® Index due September 8, 2017

Final Term Sheet to Pricing Supplement No. 402 dated February 27, 2014

Summary of terms

Issuer	Wells Fargo & Company
Term	Approximately 3.5 years
Market Measure	S&P 500® Index (the “Index”)
Pricing Date	February 27, 2014
Issue Date	March 4, 2014
Original Offering Price	$1,000 per security (100% of par)
Redemption Amount at Maturity	See “How the redemption amount is calculated” on page 3
Stated Maturity Date	September 8, 2017
Starting Level	1854.29, the closing level of the Index on the pricing date
Ending Level	The closing level of the Index on the calculation day
Capped Value	135% of the original offering price per security ($1,350 per security)
Threshold Level	1668.861 (90% of the starting level)
Participation Rate	150%
Calculation Day	August 31, 2017
Calculation Agent	Wells Fargo Securities, LLC, an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	1.325%; dealers, including Wells Fargo Advisors, LLC (WFA), may receive a selling concession of up to 1.25% and WFA will receive a distribution expense fee of 0.075%
CUSIP	94986RSW2

Investment description

•	Linked to the S&P 500® Index

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Index from its starting level to its ending level.
The payment at maturity will reflect the following terms:

o If the level of the Index increases:

You will receive the original offering price plus 150% participation in the upside performance of the Index, subject to a maximum total return at maturity of 35% of the original offering price

o If the level of the Index decreases but the decrease is not more than 10%:

You will be repaid the original offering price

o If the level of the Index decreases by more than 10%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 10%

•	Investors may lose up to 90% of the original offering price

•	All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the Index for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

On the date of the accompanying pricing supplement, the estimated value of the securities is $971.50 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in the accompanying pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the accompanying pricing supplement and “Risk Factors” in the accompanying product supplement.

This final term sheet should be read in conjunction with the accompanying pricing supplement, product supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a capped value of 135% or $1,350 per $1,000 security, a participation rate of 150% and a threshold level equal to 90% of the starting level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical ending level	Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
2596.01	40.00%	$1,350.00	35.00%	8.72%
2410.58	30.00%	$1,350.00	35.00%	8.72%
2287.08	23.34%	$1,350.00	35.00%	8.72%
2225.15	20.00%	$1,300.00	30.00%	7.60%
2039.72	10.00%	$1,150.00	15.00%	4.01%
1947.00	5.00%	$1,075.00	7.50%	2.07%
1854.29(2)	0.00%	$1,000.00	0.00%	0.00%
1668.86	-10.00%	$1,000.00	0.00%	0.00%
1650.32	-11.00%	$990.00	-1.00%	-0.29%
1576.15	-15.00%	$950.00	-5.00%	-1.45%
1483.43	-20.00%	$900.00	-10.00%	-2.97%
1390.72	-25.00%	$850.00	-15.00%	-4.57%
927.15	-50.00%	$600.00	-40.00%	-14.01%

Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The starting level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending level.

How the redemption amount is calculated

The redemption amount payable at maturity will be determined as follows:

•	If the ending level is greater than the starting level, the redemption amount will be equal to the lesser of:

(i)	$1,000 plus

$1,000 ×	ending level – starting level	× participation rate	; and
starting level

(ii)	the capped value

•	If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level, the redemption amount will be equal to $1,000

•	If the ending level is less than the threshold level, the redemption amount will be equal to $1,000 minus

$1,000 ×	threshold level – ending level
starting level

If the ending level is less than the threshold level, you will receive less, and possibly 90% less, than the original offering price of your securities at maturity.

S&P 500® Index daily closing levels*

*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2004 to February 27, 2014. The closing level on February 27, 2014 was 1854.29. The historical performance of the Index is not an indication of the future performance of the Index during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 90% Less, Than The Original Offering Price Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.

•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index.

•	The Securities Are Subject To The Credit Risk Of Wells Fargo.

•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Is Less Than The Original Offering Price.

•	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.

•	The Amount You Receive On The Securities Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•	Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	The Issuer And Its Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

•	Potential Conflicts Of Interest Could Arise Between You And The Issuer.

•	Research Reports And Other Transactions May Create Conflicts Of Interest Between You And The Issuer.

•	An Affiliate Of The Issuer Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

•	The Estimated Value Of The Securities Was Calculated By An Affiliate Of The Issuer.

•	Trading And Other Transactions By The Issuer Or Its Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Securities.

•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 888-215-4145.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

S&P® is a registered trademark of Standard and Poor’s Financial Services LLC (“S&P Financial”) and has been licensed for use by S&P Dow Jones Indices LLC (“S&P”). “Standard & Poor’s®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of S&P Financial and have been licensed for use by S&P and sublicensed for certain purposes by Wells Fargo & Company. The S&P 500 Index is a product of S&P and has been licensed for use by Wells Fargo & Company. The securities are not sponsored, endorsed, sold or promoted by S&P, S&P Financial or their respective affiliates, and neither S&P, S&P Financial or their respective affiliates make any representation regarding the advisability of investing in the securities.

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